Exhibit 99.1
NEWS RELEASE
CB&I (Chicago Bridge & Iron Company N.V.)

For Immediate Release:	For Further Information Contact:
Feb. 3, 2006	Media: Bruce Steimle +1 832 513 1111 Analysts: Marty Spake +1 832 513 1245
CB&I ANNOUNCES SENIOR EXECUTIVE CHANGES
THE WOODLANDS, Texas — Feb. 3, 2006 — The Supervisory Board of CB&I (NYSE: CBI) announced the terminations, effective today, of Gerald M. Glenn as Chairman, President and Chief Executive Officer, and Robert B. Jordan as Executive Vice President and Chief Operating Officer.
The Supervisory Board elected Philip K. Asherman as President and Chief Executive Officer and Jerry H. Ballengee as non-executive Chairman.
Asherman joined CB&I in 2001 and has served as Executive Vice President and Chief Marketing Officer. He has more than 26 years of experience in the engineering and construction industry in a variety of project, operations management, and sales and marketing roles. He has served clients in the oil and gas, industrial/manufacturing, chemical and petrochemical, pharmaceutical and mining industries, and has held international assignments in Asia Pacific, Europe and South America. Asherman has an undergraduate degree from the University of South Florida and an M.A. from Tufts University.
“CB&I continues to be profitable and enjoys strong demand for its services,” Asherman stated. “With a healthy backlog, solid balance sheet and continuing growth in our major end markets, I am encouraged about the Company’s future.”
Ballengee has been a member of CB&I’s Supervisory Board since 1997 and serves as the Chairman of the Nominating Committee and a member of the Corporate Governance Committee and Audit Committee. Since October 2001, he has served as Chairman of the Board of Morris Material Handling Company. Ballengee served as President and Chief Operating Officer of Union Camp Corporation from 1994 to 1999, and served in various other executive capacities and as a member of the Board of Directors of Union Camp Corporation from 1988 until 1999, when the company was acquired by International Paper Company. He has a B.S. in mechanical engineering from Virginia Tech and an MBA from Xavier University.
CB&I anticipates holding a conference call the week of Feb. 13, 2006. Further call-in details will be provided. At that time, the Company expects to issue revised guidance regarding its results of operations for the year ended Dec. 31, 2005. All previous earnings guidance issued by the Company for 2005 is no longer operative. When given, the guidance will be subject to closing the books of the Company for 2005 and completion of the Audit Committee’s previously announced ongoing investigation.

CB&I executes on average more than 700 projects each year and is one of the world’s leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world’s natural resources. With more than 60 locations and approximately 11,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.
Any statements made in this release that are not based on historical fact are forward-looking statements and represent management’s best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company’s ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed priced contracts; changes in the costs or availability of or delivery schedule for components, materials and labor; increased competition; fluctuating revenues resulting from a number of factors, including the cyclical nature of the individual markets in which the Company’s customers operate; lower than expected activity in the hydrocarbon industry — including but not limited to LNG and clean fuels projects — demand from which is the largest component of the Company’s revenue, or lower than expected growth in the Company’s other primary end markets; a downturn in the economy in general; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which we operate; the Company’s ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; and the ultimate outcome or effect of the pending FTC proceeding on the Company’s business, financial condition and results of operations. Additional factors which could cause actual results to differ from such forward-looking statements are set forth in the Company’s Form 10-K filed with the SEC for the year ended December 31, 2004. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
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